Exhibit 24(b)(8.142)

FIFTH AMENDMENT TO SELLING AND SERVICES AGREEMENT

This Fifth Amendment dated as of January 1, 2015, by and between Voya Retirement Insurance and Annuity Company (“Voya Retirement”), Voya Institutional Plan Services, LLC (“Voya Institutional”), Voya Financial Partners, LLC (“Voya Financial”) (collectively “Voya”), and one or more of The Lazard Funds, Inc., an open-end series investment company (the "Fund"), Lazard Asset Management Securities LLC, the Fund’s principal underwriter (“Distributor”), and Lazard Asset Management LLC, the investment adviser to each mutual fund comprising the Fund and the parent company of the Distributor (“LAM”)is made to the Selling and Services Agreement dated as of July 1, 1998 (the “Agreement”) as amended on June 18, 2007, March 31, 2008, August 16, 2009 and September 22, 2011.  Terms defined in the Agreement are used herein as therein defined.

NOW, THEREFORE, for good and valuable consideration the adequacy of which is hereby acknowledged, the Agreement is hereby amended, effective as of January 1, 2015, as follows:

1.                  Effective September 1, 2014, ING Financial Advisers, LLC was renamed Voya Financial Partners, LLC.; ING Life Insurance and Annuity Company was renamed Voya Retirement Insurance and Annuity Company; and ING Institutional Plan Services, LLC was renamed Voya Institutional Plan Services, LLC.

2.                  To the extent that the Agreement obligates Distributor, the Fund or their affiliates (other than LAM) to pay any fees to Intermediary other than those fees indirectly payable to Intermediary pursuant to the Fund’s distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Plan”), LAM shall solely be responsible for payment to Intermediary of such fees, and none of Distributor, the Fund or any of their affiliates (other than LAM) shall have any responsibility or liability for payment of such fees.  The Distributor shall solely be responsible for payment to Voya of fees indirectly payable to Voya pursuant to the Plan, and none of LAM, the Fund or any of their affiliates (other than the Distributor) shall have any responsibility or liability for the payment of such fees.  LAM hereby is made a party to the Agreement for the sole purpose set forth in this Section 2.

3.                  Except as specifically amended by Section 1 above, the Agreement shall remain in full force and effect in accordance with its terms.

4.                  This amendment may be executed in multiple counterparts of like form, each of which, when executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of January 1, 2015.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY   By:       /s/ Lisa Gilarde                         Name:  Lisa Gilarde Title:    Vice President Date:    5/20/15

VOYA INSTITUTIONAL PLAN SERVICES, LLC By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President Date: 5/20/15
VOYA FINANCIAL PARTNERS, LLC By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President Date: 5/20/15
LAZARD ASSET MANAGEMENT SECURITIES LLC By: /s/ Charles L. Carroll Name: Charles L. Carroll Title: President Date: 6/4/15
LAZARD ASSET MANAGEMENT LLC (solely with respect to the obligations set forth in Section 1 above.) By: /s/ Charles L. Carroll Name: Charles L. Carroll Title: Deputy Chairman Date: 6/4/15